Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

APREA THERAPEUTICS, INC.

FIRST:                                                        The name of the corporation is Aprea Therapeutics, Inc. (the “Corporation”).

SECOND:                                         The Corporation’s registered agent is The Corporation Trust Company, and such agent is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, the Corporation’s registered office in the State of Delaware.

THIRD:                                                   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:                                        The Corporation is authorized to issue only one class of stock, to be designated Common Stock.  The total number of shares of Common Stock which the Corporation shall have authority to issue is 100, and the par value of each such share is $0.001 per share.

FIFTH:                                                       The name and mailing address of the incorporator is:  Sagar Sritharan, c/o Sidley Austin LLP, 787 Seventh Avenue, New York, NY 10019.

SIXTH:                                                     The Board of Directors of the Corporation is expressly authorized to adopt, amend, or repeal bylaws of the Corporation, but the stockholders may adopt additional bylaws and may amend or repeal any bylaw whether adopted by them or otherwise.

SEVENTH:                                 Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

EIGHTH:                                          To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans (each such person, a “Covered Person”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.  Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of any director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

NINTH:                                                   The Corporation reserves the right to amend, alter, change, add to, or repeal any provision contained herein, in the manner now or hereafter prescribed by law, and all rights, preferences, and privileges conferred upon stockholders, directors, or any other person by the Certificate of

Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

TENTH:                                                 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or bylaws of the Corporation, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

ELEVENTH:                        The Corporation renounces, to the fullest extent permitted by applicable law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (each a “Covered Director”), unless such matter, transaction, or interest is presented to, or acquired, created, or developed by, or otherwise comes into the possession of, such Covered Director expressly and solely in his or her capacity as a director of the Corporation.

(signature page follows)

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is the undersigned’s act and deed and that the facts stated therein are true.

Dated: May 3, 2019

/s/ Vithiyasagar Sritharan
Vithiyasagar Sritharan, Sole Incorporator